Exhibit 10.99

                             RF MONOLITHICS OMNIBUS
                           CASH INCENTIVE PLAN OF 2005

                       (As adopted as of October 26, 2005)

     1. Purpose. The purposes of the RF Monolithics Omnibus Cash Incentive Plan of 2005 (the "Plan") are (i) to encourage outstanding individuals to accept or continue employment with RF Monolithics, Inc. ("RF Monolithics" or the "Company") and its subsidiaries, and (ii) to furnish maximum incentive to those persons to improve operations and increase profits and to strengthen the mutuality of interest between those persons and RF Monolithics' stockholders by providing them cash incentives.

      2. Administration. The Plan will be administered by the Compensation Committee (the "Committee") of the RF Monolithics Board of Directors consisting of two or more directors as the Board may designate from time to time, each of whom shall satisfy such requirements as:

          (a) the NASDAQ Stock Market may establish pursuant to its rule-making authority; and

          (b) the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code").

The Committee shall have the authority to construe and interpret the Plan and any benefits granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of other benefits at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with their judgment as to the best interests of RF Monolithics and its stockholders and in accordance with the purposes of the Plan. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee may authorize one or more officers of the Company to select employees to participate in the Plan and to determine the number of cash incentives to be granted to such participants, except with respect to awards to officers who are or may become "covered employees" within the meaning of Section 162(m) of the Code ("Covered Employees") and any reference in the Plan to the Committee shall include such officer or officers.

     3. Participants. Participants may consist of all employees of RF Monolithics and its subsidiaries. Any corporation or other entity in which a 50% or greater interest is at the time directly or indirectly owned by RF Monolithics shall be a subsidiary for purposes of the Plan. Designation of a participant in any year shall not require the Committee to designate that person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Committee shall consider all factors that it deems relevant in selecting participants and in determining the type and amount of their respective benefits.

     4. Types of Benefits. Annual Management Incentive Awards or Cash Awards, as described below.

     5. Annual Management Incentive Awards. The Committee may designate RF Monolithics management-level employees, including executive officers, who are eligible to receive a monetary payment in any fiscal year based on a percentage, or a fixed amount tied to specified performance goals, of an incentive pool not to exceed an aggregate amount equal to the greater of (i) 5% of RF Monolithics's consolidated operating net income for the fiscal year or (ii) 2.5% of RF Monolithics' sales for the fiscal year, subject as to clause (ii) to a maximum of $1.5 million. The Committee shall allocate a maximum amount or an incentive pool percentage to each designated participant for each fiscal year. In no event may the maximum amount or incentive pool percentage for any one participant exceed 30% of the total pool. Consolidated operating net income shall mean the consolidated net income before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of Special Items. Special Items shall include (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company's quarterly and annual earnings releases.

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     As soon as possible after the determination of RF Monolithics' performance during each fiscal quarter of a Plan year, the Committee shall calculate the participant's allocated portion of the incentive pool based upon the performance measures established for the fiscal year. The participant's incentive award then shall be determined by the Committee based on the participant's allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee. In no event may the portion of the incentive pool allocated to a participant who is a Covered Employee be increased in any way, including as a result of the reduction of any other participant's allocated portion.

     6. Other Cash Awards. In addition to the incentives described in section 5 above, the Committee may grant other incentives payable in cash under the Plan as it determines to be in the best interests of RF Monolithics and subject to such other terms and conditions as it deems appropriate.

     7. Performance Goals. Awards of incentives under the Plan shall be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of RF Monolithics common stock; return on net assets, equity or stockholders' equity; market share; or total return to stockholders ("Performance Criteria"). Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Any Performance Criteria may include or exclude Special Items (as defined in section 5 above). In all other respects, Performance Criteria shall be calculated in accordance with the Company's financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award which is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company's annual report. However, the Committee may not in any event increase the amount of compensation payable to a Covered Employee upon the attainment of a performance goal.

     8. Change in Control. Except as otherwise determined by the Committee at the time of grant of an award, upon a Change in Control of RF Monolithics, all Annual Management Incentive Awards shall be paid out based on the consolidated operating net income of the immediately preceding year or such other method of payment as may be determined by the Committee at the time of award or thereafter but prior to the Change in Control; and all Cash Awards shall be delivered or paid. A "Change in Control" shall mean:

          A Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, or any successor provision thereto, whether or not RF Monolithics is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (a) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of RF Monolithics representing 20% or more of the combined voting power of RF Monolithics' then outstanding securities (other than RF Monolithics or any employee benefit plan of RF Monolithics; and, for purposes of the Plan, no Change in Control shall be deemed to have occurred as a result of the "beneficial ownership," or changes therein, of RF Monolithics' securities by either of the foregoing), (b) there shall be consummated (i) any consolidation or merger of RF Monolithics in which RF Monolithics is not the surviving or continuing corporation or pursuant to which shares of common stock would be converted into or exchanged for cash, securities or other property, other than a merger of RF Monolithics in which the holders of common stock immediately prior to the merger have, directly or indirectly, at least a 65% ownership interest in the outstanding common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of RF Monolithics other than any such transaction with entities in which the holders of RF Monolithics common stock, directly or indirectly, have at least a 65% ownership interest, (c) the stockholders of RF Monolithics approve any plan or proposal for the liquidation or dissolution of RF Monolithics, or (d) as the result of, or in connection with, any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board), contested election or substantial stock accumulation (a "Control Transaction"), the members of the Board immediately prior to the first public announcement relating to such Control Transaction shall thereafter cease to constitute a majority of the Board.

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     9. Substitution and Assumption of Benefits. The Board of Directors or the
Committee may authorize the issuance of benefits under this Plan in connection with the assumption of, or substitution for, outstanding benefits previously granted to individuals who become employees of RF Monolithics or any subsidiary as a result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as the Committee may deem appropriate.

     10. Nontransferability. Each benefit granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution. In the event of the death of a participant, exercise of any benefit or payment with respect to any benefit shall be made only by or to the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the benefit shall pass by will or the laws of descent and distribution.

     11. Taxes. RF Monolithics shall be entitled to withhold the amount of any tax attributable to any amounts payable under the Plan, after giving the person entitled to receive such payment notice and RF Monolithics may defer making payment as to any award, if any such tax is payable until indemnified to its satisfaction.

     12. Amendment and Termination. The Board of Directors or the Committee may amend the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing award or change the terms and conditions thereof without the participant's consent. No material amendment of the Plan shall be made without stockholder approval.

     13. Other Provisions.

          (a) The award of any benefit under the Plan may also be subject to other provisions (whether or not applicable to the benefit awarded to any other participant) as the Committee determines appropriate, including provisions intended to comply with stock exchange requirements, understandings or conditions as to the participant's employment, requirements or inducements for continued ownership of common stock, forfeiture of awards in the event of termination of employment, or breach of noncompetition or confidentiality agreements following termination of employment, or provisions permitting the deferral of the receipt of a benefit for such period and upon such terms as the Committee shall determine.

          (b) In the event any benefit under this Plan is granted to an employee who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individuals to comply with applicable law, regulation or accounting rules.

          (c) The Committee, in its sole discretion, may permit or require a participant to have amounts that otherwise would be paid to the participant as a result of the settlement of an award under the Plan credited to a deferred compensation account established for the participant by the Committee on the Company's books of account.

     14. Governing Law. The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Texas (without regard to applicable Texas principles of conflict of laws).